EXHIBIT 10.2
Summary of 2006 Management Incentive Compensation Plan
Overview and Purpose
This management incentive compensation plan (the “Bonus Plan”) was adopted by the Board of Directors of Genitope Corporation on April 1, 2005 and amended on April 28, 2006. The Bonus Plan is designed to offer incentive compensation to officers, senior director-, director- and manager-level employees of Genitope Corporation by rewarding achievement of specifically measured corporate goals and individual goals that are consistent with and support overall corporate goals.
Administration
The Bonus Plan for 2006 will be administered by the Compensation Committee of the Board of Directors (the “Compensation Committee”) and the Chief Executive Officer. The Compensation Committee will be responsible for approving any cash bonuses payable under the Bonus Plan to executive officers of Genitope Corporation, including the Chief Executive Officer.
Eligibility
Each officer, senior director, director- and manager-level employee of Genitope Corporation is eligible to participate in the Bonus Plan for 2006.
Corporate and Individual Performance
The Compensation Committee has approved a list of overall corporate objectives for 2006, which include the achievement of performance targets with respect to the Company’s clinical affairs, regulatory objectives, financial metrics, research and development, human resources and manufacturing and facility-related objectives. Each participant is also subject to a list of key individual performance objectives. The Bonus Plan provides for the payment of cash bonuses to participants to the extent that individual and corporate performance criteria are achieved during fiscal 2006.
Target Cash Bonus Amount
The Bonus Plan provides a target cash bonus amount for each officer, senior director-, director- and manager-level employee of Genitope Corporation, expressed as a percentage of his or her base salary for each participant.
Performance Measurement
The Bonus Plan for 2006 provides for the following scale to be used to determine the actual award multiplier for bonus calculations, based upon measurement of corporate and individual performance versus objectives. Separate payment multipliers will be established for both the individual and the corporate components of each award.

Performance Category		Award Multiplier

1.	Target: Performance generally met the year’s objectives or was very acceptable in view of prevailing conditions.	100%

2.	Threshold: Performance for the year met some, but not all, objectives.	50%

3.	Exceeds: Performance for the year met or exceeded objectives or was excellent in view of prevailing conditions.	150%